UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TICC RECOMMENDS STOCKHOLDERS SUPPORT BSP AGREEMENT

Urges Stockholders to Vote WHITE Proxy Card

Outlines the Facts and Corrects Inaccurate Statements from TSLX and NexPoint

GREENWICH, CT – October 2, 2015 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," "TICC," "we," or "our") today sent stockholders a letter urging them to support the previously announced agreement under which an affiliate of Benefit Street Partners, LLC (“BSP”) would become the Company’s new investment adviser. The agreement has been recommended by TICC’s independent Special Committee as being in the best interests of TICC stockholders. The letter below highlights the reasons for the Special Committee’s recommendation and corrects a number of inaccurate statements from TSLX and NexPoint.

The letter and additional information regarding the October 27, 2015 Special Meeting can be found at www.TICCBSPAgreement.com

The full text of the letter is as follows:

October 2, 2015

PROTECT YOUR INVESTMENT AND QUARTERLY DISTRIBUTION!!

Dear Stockholder:

Over the last few weeks, two other firms, TPG Specialty Lending, Inc. (TSLX) and NexPoint Advisors, L.P. (NexPoint) have been engaged in a self-serving campaign to take over part or all of TICC’s business. TSLX is looking to acquire all of our business – TICC Capital Corp. (TICC) – and to remove the investment adviser, a separate company called TICC Management, LLC. We think the TSLX offer is woefully inadequate. NexPoint wants just to replace the investment adviser – TICC Management, LLC – and to take over the advisory role itself. The problem with that is our Special Committee believes Benefit Street Partners L.L.C. (BSP) is the far superior investment adviser and has recommended that you vote in favor of BSP.

DON’T BE CONFUSED BY TSLX’S AND NEXPOINT’S MISLEADING STATEMENTS

They Claim…	True/False	The Facts…
TICC didn’t run a fair process	FALSE	TICC’s Board of Directors carefully considered both TSLX’s and NexPoint’s proposals. In fact, TICC formed an independent Special Committee, comprised of three independent directors with no financial interest in the advisor, TICC Management, LLC. The Special Committee was created to review these proposals.
TICC didn’t engage with TSLX or NexPoint	FALSE	TICC’s Special Committee discussed the TSLX proposal with TSLX on several occasions before making a determination to reject their proposal. The Special Committee also reviewed NexPoint’s proposal in detail and rejected it as not in the best interests of all stockholders.

TSLX will provide stockholders with significant value	FALSE	TSLX’s offer is SIGNIFICANTLY BELOW TICC’s current Net Asset Value – they want to pay you $7.50 per share in TSLX stock for TICC’s stock, which had a NAV per share of $8.60 (as of June 30, 2015)! TSLX will also likely pay a lower quarterly distribution than what you currently receive.
TICC is biased and only favors BSP’s agreement because it generates millions of dollars in payments to the Board	FALSE

TICC Capital Corp. and TICC Management, LLC are two different companies. The TICC Capital Corp. Special Committee is made up of three independent directors who have no financial interest in TICC Management, LLC and will receive no payments as a result of the BSP agreement.

As a TICC stockholder, you may be harmed by the sale of TICC Management to BSP because you will not receive any proceeds from the sale	FALSE	TICC Capital Corp. does not own TICC Management, LLC and as such, TICC stockholders have no interest (financial or otherwise) in the external investment advisor. On the contrary, TICC stockholders will benefit from the BSP agreement on account of lower management fees, a more diversified portfolio, and maintenance of the historic distribution policy. In addition, various members and affiliates of BSP and TICC Management, LLC have committed to purchase a minimum of $20 million of TICC’s common stock.

IT’S CRITICAL THAT YOU SIGN & RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

TICC Capital Corp.’s Special Meeting of Stockholders, scheduled for October 27, is fast approaching and NOW IS THE TIME TO VOTE AND PROTECT YOUR INVESTMENT AND QUARTERLY DISTRIBUTION!

In August, TICC Capital announced that the owners of TICC Capital’s investment adviser (TICC Management, LLC) had entered into an agreement with BSP under which BSP would become TICC Capital’s new investment adviser. TICC’s quarterly distribution policy will remain the same and its expenses are expected to be lower once BSP becomes TICC’s investment adviser.

An independent Special Committee (NOT including the owners of TICC Management, LLC) has recommended the BSP agreement as in the best interests of stockholders. We are asking you – as a TICC stockholder – to approve this compelling investment advisory agreement and to elect six new directors to TICC’s Board of Directors.

THE BSP AGREEMENT PROVIDES SUBSTANTIAL IMMEDIATE

AND LONG TERM BENEFITS TO TICC STOCKHOLDERS

✓	Lower management fees and TICC’s quarterly distribution policy will remain the same,
✓	The resources of a larger platform, an increase in deal flow and the opportunity to act as lead investor in more transactions,
✓	Access to BSP’s relationships and investment professionals,
✓	A more diversified portfolio over time, with a reduced concentration in CLO investments,
✓	The opportunity to realize the full net asset value of the Company’s portfolio, and
✓	The potential for an increased trading price of the Company’s common stock.

WHEN YOU VOTE THE WHITE CARD TODAY, CONSIDER THE FOLLOWING FACTS:

o	TSLX wants to buy all of TICC for substantially less than it is worth - We don’t think that’s a good idea – and even NexPoint agrees with us!

o	Under TSLX your quarterly distribution will likely decrease substantially. On a post-transaction basis, you will likely receive a lower quarterly distribution from TSLX as compared to TICC.

o	BSP will be a much stronger partner for TICC than NexPoint - in our view BSP’s investment capabilities, experience, track record and loan origination capabilities are superior to those of NexPoint. The bottom line: TICC’s Independent Special Committee reviewed NexPoint’s proposal and decided it was NOT as good as the BSP agreement -- and NOT in the best interests of TICC stockholders.

EVERY VOTE COUNTS!

PLEASE TAKE JUST A FEW MINUTES TO LISTEN TO TICC’S PROXY SOLICITOR WHEN THEY CALL YOU TO GET THE FACTS!

Thank you for your support.

Sincerely,

Steve Novak

Chair, Special Committee, TICC Capital Corp.

THROW AWAY ANY GOLD OR BLUE CARDS YOU RECEIVE FROM TSLX OR NEXPOINT

WE URGE YOU TO VOTE THE WHITE CARD TODAY! OR GO TO WWW.TICCBSPAGREEMENT.COM FOR ONLINE VOTING INSTRUCTIONS

Important

Your Vote Is Important. No matter how many shares of TICC’s common stock you own, please vote your WHITE proxy today, to ensure that your instructions are received in a timely manner. We urge you to vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card or by signing, dating and mailing your card in the enclosed envelope.

If any of your shares of common stock are held in the name of a brokerage firm, bank, bank nominee or other institution, they can only vote your shares upon receipt of your specific instructions.

If you have any questions or require any additional information concerning the TICC Capital Corp. Special Meeting, please contact our proxy solicitor, Okapi Partners at the address set forth below.

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922